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The CIT Group/                                                    EXHIBIT 10.15
Industrial Financing
650 CIT Drive
P.O. Box 490
Livingston, NJ  07039-0490
201-740-5200

May 4, 1995

Ms. Christina D'Erasmo
Survival Technology, Inc.
2275 Research Boulevard, Ste. 100
Rockville, MD  20850

Dear Chris:

It is our pleasure to confirm the commitment of The CIT Group/Equipment Financing, Inc. (CIT) to make loans to Survival Technology, Inc. (Borrower) up to an aggregate principal sum of Three Million Dollars ($3,000,000.00), for the purpose of enabling Borrower to acquire the Equipment described below. This commitment letter replaces and supersedes the commitment letter, dated March 21, 1995, addressed to William Rich, and accepted on April 8, 1995, on behalf of Borrower by Jeffrey W. Church. Our commitment is subject to the following terms and conditions.

1.    AMOUNT
      The maximum aggregate amount of the loans will be the sum of $3,000,000.00 representing one hundred percent (100%) of the Borrower's invoice cost including freight and taxes for the Equipment described in Paragraph 2.

2.    EQUIPMENT/COLLATERAL
      The Equipment to be purchased will consist of the following items:
      Production Molds, Equipment and Facility renovations.

      Our loan will be collateralized by a valid and perfected first security interest in the above-mentioned Equipment, and such Equipment shall not to be subject to any junior security interests, except for the security interest granted pursuant to the Merrill Lynch agreement referred to in Paragraph 3 hereof, which security interest shall be subordinated to ours in a manner satisfactory to us.

3.    OTHER TERMS AND CONDITIONS
      Our commitment herein to make any loans that exceed $1,500,000 in the aggregate is contingent upon our receipt from a participant/assignee of funds to purchase a participation interest in our loans or an assignment of such loans, in the amount of such excess.

      Our loan documents will contain as an event of default the existence of an uncured or unwaived default under the WCMA Note, Loan and Security Agreement, dated November 4, 1993, between Merrill Lynch Business Financial Services Inc. and Borrower, as supplemented by a Letter Agreement, dated October 7, 1994.

4.    RATE OF INTEREST
      Each loan, prior to maturity, shall bear interest at a rate equal to the Treasury Yield (as defined below) plus 247 Basis Points. Interest shall be computed on the basis of a year of 360 days. The Treasury Yield shall mean the yield, as published in The Wall Street Journal on the day prior to the business day immediately prior to the closing date of each loan (or if such day is not a day on which The Wall Street Journal is published, then on the previous day), of the United States Treasury fixed rate security (i.e., a Treasury bond, note or bill, but excluding any such security (a) which can be surrendered at the option of the holder at face value in payment of any federal estate tax or (b) which provides tax benefits to the holder, other than withholding tax benefits for non-resident aliens or (c) which was issued at a discount) maturing in the same month and year as the loan. In the event that more than one such security is listed, then the Treasury Yield shall equal the highest of such yields. In the event that no such security is listed for such month, then the Treasury Yield shall equal the highest of the yields of such securities maturing in the month or months closest to such month.


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5.    REPAYMENT
      Each loan shall be repayable in sixty (60) consecutive equal monthly installments of principal and interest, the first of said monthly installments being due and payable thirty (30) days following the closing date of such loan, and one on the same day of each and every month thereafter until all are fully paid. Payments shall be applied first to interest upon the unpaid principal balance of the loan, and any amount remaining after payment of interest shall be applied in reduction of the principal.

6.    ADVANCES
      Borrower shall provide to CIT all invoices and checks for any Equipment that it has paid in full for and would like to have reimbursed. Any Equipment that is being funded must be fully installed and accepted. There is a minimum loan amount of $250,000.00.

7.    DOCUMENTATION
      (a) The loans will be evidenced and secured by a note and security agreement on the standard forms generally used by CIT.

      (b) Borrower shall furnish to CIT UCC-1's and manufacturer's original invoices for each unit of Equipment.

      (c) All loan documentation must be reviewed and approved (as to form and substance) by CIT and its counsel prior to closing.

8.    INSURANCE
      Borrower shall furnish to CIT a certified copy of an insurance policy in a minimum amount at least equal to the purchase price of all of the Equipment, insuring, against any loss to the Equipment by reason of collision, fire, theft and the other coverages usually afforded by an ACV endorsement, such policy of insurance to be in form and issued by a company reasonably satisfactory to CIT, containing such other endorsements as CIT may reasonably require (including, without limitation, an endorsement to the effect that the liability of the insurance company to CIT, as mortgagee, will not be diminished or impaired by any act or neglect of the Borrower), and with a long form loss payable endorsement in favor of CIT.

      All required policies of insurance (and any endorsements, renewals, or replacements thereof) shall contain the written obligation on the part of the insurance company to notify CIT at least thirty (30) days prior to any termination, cancellation, or material amendment of its policy, with opportunity by CIT to cure any nonpayment.

9.    PREPAYMENT
      Prepayment is allowed per Early Termination Table.

10.   COMMITMENT FEE AND APPLICATION OF CERTAIN PAYMENTS
      In consideration of CIT's commitment, the Borrower agrees to pay a Commitment Fee to CIT of Five Thousand Dollars ($5,000.00). Said Commitment Fee is non-refundable whether or not the loan is closed for any reason whatsoever, except as provided in Paragraph 15 hereof. Borrower further expressly acknowledges that such Commitment Fee is fair and reasonable compensation for this commitment, considering the condition of the money market, the prevailing interest rates, the credit worthiness of the Borrower, the likelihood of the loan being made, the interest rate, and the other terms contained herein.

      CIT acknowledges receipt from Borrower of two payments, $5,000.00 (in connection with the superseded commitment letter) and $15,000.00. Of the total of these amounts, $5,000 will be applied as the above referenced Commitment Fee, and the remaining $15,000 will be held without interest and applied to the initial installments due in repayment of the loans.


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11.   ADDITIONAL FEES (IF ANY)
      None.

12.   ADDITIONAL DOCUMENTATION
      In addition to the above-mentioned documentation, CIT shall be furnished, at or prior to closing (a) a current certificate of good standing, issued by the Secretary of State of Delaware, reflecting the good standing of Borrower in that state, (b) certified resolutions of Borrower authorizing the obtaining of the loan and designating the officer or officers to execute documents on behalf of the Borrower, and (c) such other information and documentation as CIT or its Counsel may reasonably require.

13.   CLOSING/EXPIRATION OF COMMITMENT
      All loans must close prior to the close of business on 12/31/95, when our commitment to make the loans shall expire and be of no further force and effect.

14.   CLOSING COSTS AND FEES
      None.

15.   CHANGE IN FINANCIAL CONDITION, CORPORATE STRUCTURE, BUSINESS PROSPECTS,
      ETC.
      If, in the reasonable judgment of CIT, there should occur, before the closing of the loan, any material adverse change in the financial condition or business prospects of the Borrower or any guarantor or any other party to whom CIT may have recourse, then, at the option of CIT, this commitment will become null and void. We specifically call your attention to the fact that, in issuing this commitment, CIT is relying upon the financial statements delivered to us by the Borrower and any other party to whom CIT may have recourse, and the continuing maintenance of their respective present corporate structures and stock ownership.
      The Borrower shall be obligated to notify CIT of any material adverse changes in the financial condition, corporate structure, ownership or business prospects of any of the foregoing which occur between the date hereof and the date of closing of any of the loans.

      If we exercise our right to terminate this commitment because of our determination of material adverse change, we will refund the Commitment Fee and any of the $12,500 being held by CIT that has not already been applied to payments owing, less any and all expenses incurred or accrued in our processing of the contemplated loans.

16.   ASSIGNMENT
      This commitment may not be assigned without the prior written consent of CIT.

This commitment will only remain binding upon us if accepted by you and returned so as to be received by us no later than May 12, 1995.

Should you have any questions regarding this commitment, please do not hesitate to contact us.

Very truly yours,

THE CIT GROUP/EQUIPMENT FINANCING, INC.


Mark J. Mitchell District Manager

ACCEPTED: /s/ Mark J. Mitchell
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BORROWER:

Survival Technology, Inc.

By: /s/ Jeffrey W. Church
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    Jeffrey W. Church
Title: SR. VICE PRESIDENT - FINANCE AND CFO
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